FIRST AMENDMENT TO CREDIT AGREEMENT


          THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the "AK Amendment") is made and entered into as of November __, 1996, by and between N M ROTHSCHILD & SONS LIMITED, a company organized and existing under the laws of England with an address at New Court, St. Swithin's Lane, London EC4P 4DU ("Lender"), and USMX OF ALASKA, INC., a company organized and existing under the laws of Alaska with an address at 141 Union Blvd., Suite 100, Lakewood, Colorado 80228 ("Borrower") pursuant to Section 11.1 of that certain Credit Agreement dated as of July 11, 1996, between Lender and Borrower (the "AK Credit Agreement").


                        R E C I T A L S

          I. Pursuant to the AK Credit Agreement, Lender agreed, under certain terms and conditions, to loan to Borrower up to $19,500,000 to be used to finance the construction and initial operation of the Illinois Creek, Alaska gold mining facility.

          II. USMX, INC., a Delaware corporation and sole shareholder of Borrower ("USMX"), has (i) executed a Guaranty, dated as of July 11, 1996 (the "Guaranty"), in favor of Lender pursuant to which USMX guarantees the obligations of Borrower to Lender under the AK Credit Agreement and the other Loan Documents; and (ii) entered into a separate Credit Agreement, dated as of July 11, 1996, between Lender and USMX (the "USMX Credit Agreement") pursuant to which Lender has agreed, under certain terms and conditions, to loan to USMX $2,500,000.

          III. The following Events of Default are known to Lender to be currently outstanding under the AK Credit Agreement, the Guaranty and the USMX Credit Agreement and under the other Loan Documents:

          (1) USMX has failed to make an additional equity contribution of $1,500,000 to Borrower as required by
          Section 10 of the Guaranty; and

          (2) USMX is not in compliance with the financial covenants set forth in Section 11 of the Guaranty.

          IV. Lender, Borrower and USMX have entered into that certain Letter Agreement, dated October 29, 1996 (the "Letter Agreement"), pursuant to which Lender has agreed to waive until December 31, 1996 the Defaults listed in (1) and (2) of Recital III (the "Waived Defaults") in exchange for certain actions, agreements and undertakings by Borrower and USMX, including the execution and delivery to Lender of this AK Amendment and the First Amendment to USMX Credit Agreement, dated the date hereof, by and between USMX and Lender, and the documents and agreements contemplated by those two amendments (together, the "Waiver Documents").


                       A G R E E M E N T

          NOW, THEREFORE, in consideration of the mutual provisions set forth below, the parties agree as follows:

          A. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings given thereto in the AK
Credit Agreement.

          B. Status of Loan Documents. Borrower reaffirms its liability for all of the obligations evidenced or secured by the Loan Documents, and acknowledges that Borrower has no defenses to enforcement of the Loan Documents in accordance with their respective terms and no basis for asserting any offset or other claim against Lender.

          C. Amendment of Credit Agreement. The AK Credit Agreement is hereby amended as follows:

               1. A new Section 2.3(d) is hereby added to read in its entirety as follows:

                         (d)  First Amendment Fee.   In consideration
               of Lender agreeing to enter into the First Amendment to this Agreement and the other documents and agreements executed and delivered by Lender related to such First Amendment, Borrower, jointly and severally with USMX, agrees to pay Lender a fee in the amount of $100,000 (the "First Amendment Fee"), which fee shall be payable on the first to occur of (i) the offer and sale of equity interests of USMX required by Section 7.12(a) of the USMX Credit Agreement; (ii) April 15, 1997; or
               (iii) such other time as the First Amendment Fee can be paid by either Borrower or USMX without reducing working capital available to Borrower to an amount less than required by Borrower for its continued operations, in the reasonable judgement of Lender. The First Amendment Fee is in addition to all other fees, expenses and reimbursements paid or required to be paid by Borrower or USMX to Lender.

               2. Section 3.5(b) is hereby amended and restated in its entirety as follows:

                              (b)  Interest Periods.  Borrower may
                    select an interest period with respect to each Advance ("Interest Period") of 30, 90 or 180 days, or of such other period of days as may be agreed to by Lender in its sole discretion, on a 360-day year basis; provided that in no event may more than three (3) different Interest Periods be in effect hereunder at any one time. Borrower will select Interest Periods by giving notice to Lender in the Request for Advance and thereafter at least three (3) Business Days prior to the expiration of the Interest Period then in effect by a Conversion/Interest Period Notice. If at any time Borrower fails to give timely notice of its Interest Period selection, then Borrower shall be deemed to have selected an Interest Period of thirty (30) days. No Interest Period shall end after the Scheduled Maturity Date. Interest will be payable in full at the end of each Interest Period, provided that accrued interest will be payable every ninety (90) days for Interest Periods greater than 90 days.


               3. A new Section 3.14(d) is hereby added to read in its entirety as follows:

                         (d)  In the event that, with the prior
               consent of Lender (which may be given or withheld in Lender's sole discretion), Borrower sells any royalty or other interest in or to the Mining Properties or assets related thereto or production of valuable minerals therefrom (other than sales of assets or minerals in the ordinary course of Borrower's business), Borrower shall deposit in the Proceeds Account the proceeds from such sale or sales immediately upon their receipt.

               4. Section 8.11 is hereby amended by appending the following two sentences to the end of that section:

                    No later than December 2, 1996, Borrower shall
               have submitted to Lender a draft of an amended Development Plan reflecting the results of operations through that date and, no later than December 11, 1996, Borrower shall make such changes therein as are necessary in order to obtain the approval of Lender required by this Agreement of such amended Development Plan. Provided that such amended Development Plan meets with Lender's approval as provided by this Agreement, Lender shall grant its approval hereunder no later than December 16, 1996.

               5. A new Section 8.14 is hereby added to read in its entirety as follows:

                         8.14 Project Monitoring. In addition to any reporting and other obligations of Borrower pursuant to this Article VIII, Borrower shall consult with Lender and its agents regarding management of the Project through Completion, with such consultations to include:

                                   (a)  Instituting arrangements for
                    monitoring by Lender and its agents of
                    construction of the Project and initial mining through Completion, including the management thereof, and the payment of costs and expenses associated therewith;

                                   (b)  Review of and, to the extent
                    deemed necessary or desirable by Lender and its agents in Lenders sole judgement, modification of the mining, construction and other working plans related to the Project, and any budgets associated therewith, including review and modification of approved vendors, suppliers and creditors to the Project through Completion; and

                                   (c)  Final decision regarding the
                    date on which construction of the Project and mining will be suspended for the 1996-97 winter season.

               6. Section 11.4 is hereby amended by changing each use of the word "Agreement" to read "Agreement (and any amendment to this Agreement)".

          D. Reaffirmation. Borrower hereby reaffirms each representation, warranty, and covenant contained in the AK Credit Agreement with the same force and effect as if each were separately stated herein and made as of the date hereof, except (i) for such made as of a certain date, which are hereby reaffirmed as of such date, and
(ii) to the extent of any variance therefrom disclosed on Exhibit A to the Omnibus Certificate supplied to Lender pursuant to Paragraph H.3 hereof.

          E. Title Matters. Borrower represents and warrants to Lender that, except as previously disclosed to Lender, it is the sole owner of the Mining Properties, and that the Mining Properties are free and clear of all material defects of title or Liens except as have previously been permitted by Lender.

          F. Default Under Loan Documents. Borrower acknowledges and agrees that any Default by Borrower under this AK Amendment shall constitute a Default under each of the Loan Documents, entitling Lender to exercise any or all rights and remedies provided for in the Loan Documents. Lender's execution and delivery of this AK Amendment shall not be construed as a waiver of any presently-existing Default under any of the Loan Documents, whether or not such Default is known to Lender, except that compliance by Borrower with the Waived Defaults is hereby waived by Lender until December 31, 1996.

          G. Ratification of Credit Agreement. As modified by this AK Amendment, the AK Credit Agreement is in all respects ratified, approved and confirmed, and as so amended, shall remain in full force and effect. From and after the date hereof, all references to the Credit Agreement in any Loan Document or in any Waiver Document shall be references to the AK Credit Agreement as amended by this AK Amendment.

          H. Conditions Precedent. The obligations of the Lender under this AK Amendment or the other Wavier Documents, including specifically the waiver until December 31, 1996 of the Waived Defaults, are, in addition to the conditions precedent specified in
Section 6.2 of the AK Credit Agreement, subject to the following conditions precedent, wherein each document to be delivered to the Lender will be in form and substance satisfactory to the Lender:

               1. Closing. The execution and delivery of each of the Waiver Documents shall have occurred on or before November 15, 1996, or such later date as agreed to by Lender in its sole discretion.

               2. Proceeds Account. $4,500,000 shall have been transferred from the Proceeds Account to Lender, provided that (i) Lender shall have given such consent as is required for such a disbursement by the Proceeds Account Agreement;
          (ii) notwithstanding the second sentence of Section 3.6(a), such $4,500,000 shall be available for Advance to Borrower after the date hereof under the terms and conditions of the AK Credit Agreement, (iii) such $4,500,000 shall be subject after the date of such transfer to Lender to the Commitment Fee in the same manner as other funds subject to the Commitment that have not been Advanced to Borrower; and (iv) nothing contained herein will relieve Borrower from its obligation to pay interest as required by the terms of the AK Credit Agreement accrued on such $4,500,000 prior to its payment to Lender.

               3. Omnibus Certificate. Lender shall have received a certificate, signed by the chief executive officer of the Borrower, in the form attached hereto as Attachment 1.

               4. Opinion of Borrower's Counsel. Lender shall have received the opinion of counsel to Borrower and USMX in the form attached hereto as Attachment 2.

               5. Acknowledgement from Guarantor. Lender shall have received the Guarantor's Acknowledgement, executed and delivered by USMX, in the form attached hereto as Attachment 3.

               6. Waivers and Consents. Borrower shall have obtained all waivers and consents necessary or desirable to enable it to enter into this AK Amendment and the other
          Waiver Documents.

               7. Other Conditions. All conditions precedent under each of the other Waiver Documents shall be satisfied as determined by Lender in its sole discretion.

          I. Successors and Assigns. Nothing in this AK Amendment shall be construed as waiving or modifying any provision of the AK Credit Agreement prohibiting transfer of the Mining Properties without the prior written consent of Lender, or making any such transfer a Default under the AK Credit Agreement. Subject to the preceding sentence, this AK Amendment shall bind and benefit the parties and their respective heirs, personal representatives, successors and assigns.

          J. Governing Law; Severability; Merger. This AK Amendment shall be governed by and construed in accordance with the laws of the State of Colorado. Wherever possible, each provision of the Loan Documents is to be interpreted so as to be effective and valid under applicable law. If any provision of any Loan Document is for any reason and to any extent, invalid or unenforceable, then neither the remainder of the Loan Document in which such provision appears, nor any other Loan Document, nor the application of the provisions to other persons or entities or in other circumstances, shall be affected by such invalidity or unenforceability. The AK Credit Agreement, together with the other Loan Documents, all as amended and modified by the Waiver Documents, represent the final agreement between the parties pertaining to the subject matter thereof.

          K. Execution in Counterparts. This AK Amendment may be executed in two or more counterparts, all of which shall, upon execution of identical counterparts by all parties, constitute a single agreement. Lender and its attorneys are authorized to remove and reattach signature and acknowledgement pages of various counterparts in order to avoid unnecessary recording and copying expense and to provide fully-executed counterparts to each party.

          Signed and delivered as of the date first mentioned above.

                                BORROWER

                                USMX OF ALASKA, INC.


                                By:
                                 Name:
                                 Title:


                                LENDER

                                PER PRO


                                N M ROTHSCHILD & SONS LIMITED